8/10 Roadshow - Sequoia: YT Title/ Description + Exec Social Reshares Channel: Robinhood YouTube Sarah, Vlad, and Shiv’s X/ LinkedIn Video: https://f.io/13mB9Y4a Title: How Venture Investors Evaluate Early-Stage Companies: A Conversation with Sequoia Capital Partner Andrew Reed Description What do venture investors look for when evaluating early-stage companies? Robinhood CEO Vlad Tenev and Shiv Verma, CFO of Robinhood and President of Robinhood Ventures, sit down with Sequoia Capital Partner Andrew Reed for a conversation about Robinhood Ventures Fund II. They discuss the vision behind Robinhood Ventures, the fund’s focus on earlier stage private companies, its investment approach, the role of the Y Combinator ecosystem, and how the team plans to assess potential portfolio companies. Learn more: [LINK] This presentation has been made available to you with the consent of Robinhood Ventures Fund II ("RVII"). RVII has filed a registration statement (including a preliminary prospectus) on Form N-2 (File No. 333-297168) with the Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement and other documents RVII has filed with the SEC for more complete information about RVII and the offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained by contacting: Goldman Sachs & Co. LLC (Prospectus Dept, 200 West Street, New York, NY 10282; 1-866-471-2526; prospectus- ny@ny.email.gs.com); J.P. Morgan Securities LLC (c/o Broadridge Financial Solutions, 1155 Long Island Ave, Edgewood, NY 11717; prospectus-eq_fi@jpmchase.com; postsalemanualrequests@broadridge.com); Citigroup (c/o Broadridge Financial Solutions, 1155 Long Island Ave, Edgewood, NY 11717; 800-831-9146); Wells Fargo Securities, LLC (608 2nd Avenue South, Minneapolis, MN 55402; 800-645-3751 option #5; WFScustomerservice@wellsfargo.com); or UBS Securities LLC (Equity Syndicate, 11 Madison Ave, New York, NY 10010; (888) 827-7275; ol- prospectus-request@ubs.com). Investors are advised to Filed pursuant to Rule 433 Registration File No. 333-297168 Free Writing Prospectus

carefully consider the investment objectives, risks and charges and expenses of RVII before investing. This presentation shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. http://bit.ly/RHVFundII-Prospectus This presentation contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements in this presentation include, but are not limited to, statements about RVII's investment objectives and investment strategy. Actual results could differ materially. You should not place undue reliance on these forward-looking statements. RVII undertakes no obligation to update any forward-looking statements after the date of this presentation except as required by law. An investment in RVII is speculative and involves a high degree of risk, including possible loss of the entire investment. Andrew Reed is not employed by or affiliated with Robinhood Markets, Inc., its subsidiaries, or any investment fund managed by such subsidiaries (collectively, “Robinhood”). Views are his own and do not necessarily reflect those of Robinhood. Mr. Reed and/or Sequoia Capital have or may seek to invest in, or do business with, Robinhood, RVII, or its portfolio companies. As a result, investors should be aware that Mr. Reed may have conflicts of interest that could affect the objectivity of this presentation. Statements of opinion and belief reflect management's views and assumptions, are subject to change, are not guarantees of future performance, and involve risks and uncertainties that may cause results to differ materially. Robinhood Ventures DE, LLC (“Robinhood Ventures” or “RHV") is investment adviser to RVII and a wholly owned subsidiary of Robinhood Markets, Inc. For additional important disclosures see: https://rbnhd.co/RVII-433disclosure ____________________________________________________________________________ ________________________________ Vlad’s X: [Optional to add this line]: What does it take to build an early-stage fund for retail investors? Shiv and I had a great conversation with Sequoia Capital Partner Andrew Reed about how venture investors evaluate early stage companies, what they look for in founders, and the thinking behind Robinhood Ventures Fund II. Watch the full interview: [YT LINK] Tweet 2: The Robinhood Ventures Fund II order book closes on 8/12. Sign up to request shares: https://robinhood.com/us/en/ventures/rvii Tweet 3: Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure, bit.ly/RHVFundII-Prospectus

____________________________________________________________________________ ________________________________ Shiv’s X: Really enjoyed our conversation with Sequoia Capital Partner Andrew Reed about what venture investors look for in early stage companies and founders, and how that thinking informs Robinhood Ventures Fund II. Watch the full conversation: [YT LINK] Tweet 2: The Robinhood Ventures Fund II order book closes on 8/12. Sign up to request shares: https://robinhood.com/us/en/ventures/rvii Tweet 3: Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure, bit.ly/RHVFundII-Prospectus Shiv’s LinkedIn: Really enjoyed our conversation with Sequoia Capital Partner Andrew Reed about what venture investors look for in early stage companies and founders, and how that thinking informs Robinhood Ventures Fund II. Watch the full conversation: [YT LINK] First comment: The Robinhood Ventures Fund II order book closes on 8/12. Sign up to request shares: https://robinhood.com/us/en/ventures/rvii Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure, bit.ly/RHVFundII-Prospectus ____________________________________________________________________________ ________________________________ Sarah's X Tweet 1: Early stage investing requires a distinct approach to sourcing, evaluating, and supporting private companies. This conversation with Vlad Tenev, Shiv Verma, and Sequoia Capital Partner Andrew Reed offers a closer look at the thinking and strategy behind Robinhood Ventures Fund II. Tweet 2: Add YT Link Tweet 3: The Robinhood Ventures II order book closes on 8/12. Sign up to request shares: https://robinhood.com/us/en/ventures/rvii Tweet 4: Disclosures + prospectus: https://rbnhd.co/RVII-433disclosure, bit.ly/RHVFundII-Prospectus

Sarah’s LinkedIn Tweet 1: Early stage investing requires a distinct approach to sourcing, evaluating, and supporting private companies. This conversation with Vlad Tenev, Shiv Verma, and Sequoia Capital Partner Andrew Reed offers a closer look at the thinking and strategy behind Robinhood Ventures Fund II. First comment: Add YT Link Second comment: The Robinhood Ventures Fund II order book is open. Sign up to request shares: https://robinhood.com/us/en/ventures/rvii Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure and bit.ly/RHVFundII-Prospectus ____________________________________________________________________________ ________________________________ Rich’s X Tweet 1: What goes into evaluating a company at the earliest stages? As a Portfolio Manager for Robinhood Ventures Fund II, I really enjoyed hearing Vlad, Shiv, and Sequoia Capital Partner Andrew Reed dig into what venture investors look for in early stage companies and founders. Tweet 2: Add YT Link Tweet 3: The Robinhood Ventures Fund II order book closes on 8/12. Sign up to request shares: https://robinhood.com/us/en/ventures/rvii Tweet 3: Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure, bit.ly/RHVFundII-Prospectus Rich’s LinkedIn Evaluating companies at the earliest stages requires a very different lens. As a Portfolio Manager for Robinhood Ventures Fund II, I really enjoyed hearing Vlad, Shiv, and Sequoia Capital Partner Andrew Reed discuss what venture investors look for in early stage companies and founders, and the thinking behind RVII. Watch the full conversation: [YT LINK] First comment: The Robinhood Ventures Fund II order book closes on 8/12. Sign up to request shares: https://robinhood.com/us/en/ventures/rvii

Disclosures + Prospectus: https://rbnhd.co/RVII-433disclosure and bit.ly/RHVFundII-Prospectus